RUSKIN MOSCOU FALTISCHEK  P.C.

Writer’s Direct Dial:  (516) 663-6600
Writer’s Direct Fax:  (516) 663-6601

December 31, 2013

Premier Alliance Group, Inc.
4521 Sharon Road Suite 300
Charlotte, North Carolina 28211

Re:           Post-Effective Amendment No. 2 to Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Premier Alliance Group, Inc. (the “Company”) in connection with the preparation and filing of that certain Post-Effective Amendment No. 2 to the Registration Statement on Form S-1(the “Registration Statement”) filed with the Securities and Exchange Commission with respect to the registration of 43,686,606 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, consisting of: (i) 19,001,392 shares of common stock issuable upon conversion of the Company’s Series D Preferred Stock; (ii) shares of common stock underlying the following warrants: (a) 4,375,392 shares of common stock issuable upon exercise of warrants granted to the holders of the Company’s Series D Preferred Stock; (b) 750,000 shares of common stock issuable upon exercise of warrants granted to the former holders of the Company’s 7% convertible notes; (c) 120,000 shares of common stock issuable upon exercise of warrants granted to the Company’s Placement Agent and its assigns in connection with the sale of the Company’s 7% convertible notes; (d) 1,750,135 shares of common stock issuable upon exercise of warrants granted to the Company’s Placement Agent in connection with the sale of the Company’s Series D Preferred Stock and 714,285 shares of common stock issuable upon exercise of warrants granted to the same Placement Agent in the sale of the Company’s Series C Preferred Stock; (e) 500,000 shares of common stock issuable upon exercise of warrants granted to holders of the Company’s Convertible Debentures; (f) 900,000 shares of common stock issuable upon exercise of warrants granted to the holders of the Company’s 7% Convertible Series B Preferred Stock; (g) 378,940 shares of common stock issuable upon exercise of warrants granted to a registered investment advisor in connection with the sale of the Company’s 7% Convertible Series B Preferred Stock;  (h) 600,000 shares of common stock issuable upon exercise of warrants granted to a registered investment advisors in connection with the sale of the Company’s Series C Preferred Stock; (i) 7,142,856 shares of common stock issuable upon exercise of warrants granted to the holders of the Company’s Series C Preferred Stock; (iii) 7,142,856 shares of common stock issuable upon conversion of the Company’s Series C Preferred Stock; (iv) 50,000 shares of common stock held by a Consultant for services in 2009; and (v) 260,750 shares of common stock held by the Company’s Placement Agent in connection with compensation paid with respect to the GreenHouse and Ecological, LLC acquisitions. The Shares are being registered on behalf of certain shareholders of the Company identified in the Registration Statement (the “Selling Shareholders”).  The offering of the Shares will be as set forth in the prospectus contained in the Registration Statement, and as supplemented by one or more supplements to the prospectus (the “Prospectus”).

As counsel to the Company, we have examined the originals or copies of such documents, corporate records and other instruments and undertaken such further inquiry as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Registration Statement, corporate resolutions authorizing the issuance of the Series D Preferred Stock, Series C Preferred Stock, the 7% Convertible Series B Preferred Stock, the 7% convertible notes, the warrants, the Consultant shares and the Placement Agent shares, and the Certificate of Incorporation and Bylaws of the Company, including amendments thereto. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us; (c) the conformity to the originals of all documents submitted to us as copies; (d) genuineness of all signatures contained in the records, documents, instruments and certificates we have reviewed; and (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon and limited by the foregoing, we are of the opinion the Shares have been duly and validly authorized, and when sold in the manner contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. We are members of the Bar of the State of New York.  We do not express any opinion concerning the laws of any jurisdiction other than (i) the State of New York, (ii) the Federal laws of the United States, and (iii) the Delaware General Corporation Law. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion. We do not express an opinion on any matters other than those expressly set forth in this letter.

Very truly yours,

/s/ Ruskin Moscou Faltischek, P.C.
RUSKIN MOSCOU FALTISCHEK, P.C.